Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the accompanying combined financial statements and related notes of the Santa Ynez Unit (“SYU”) included as Exhibit 99.1 to this Current Report on Form 8-K (this “Current Report”). The discussion of historical results of operations below refers to the results of operations of SYU only. The following discussion contains forward-looking statements that reflect future plans, estimates, beliefs and expected performance of SYU and other related assets (the “SYU Assets”). The forward-looking statements are dependent upon events, risks and uncertainties that may be outside our control. Actual results could differ materially from those discussed in these forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance, or results to differ materially from the events, performance and results discussed in the forward-looking statements. Please read the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2023 (the “Form 10-K”). In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur.

Unless otherwise indicated or the context otherwise requires, references in this section to the “Company,” “we,” “us,”, “Sable,” or “our” refer to the business of Sable Offshore Corp. (f/k/a Flame Acquisition Corp.). Terms used in this section but not defined herein, or for which definitions are not otherwise incorporated by reference herein, shall have the meaning given to such terms in the Form 10-K.

Business Combination

The Company was formed under the laws of the State of Delaware on October 16, 2020, as a blank check company for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. The Business Combination was effectuated using cash from the proceeds of the Company IPO and the sale of the Private Placement Warrants, our capital stock, debt or a combination of cash, stock and debt. On November 2, 2022, the Company entered into the Merger Agreement, and the Business Combination was consummated on February 14, 2024.

Prior to the Business Combination, the Company neither engaged in any operations (other than searching for a business combination after the Company IPO) nor generated any revenues. Our only activities from October 16, 2020 (inception) through December 31, 2023, were organizational activities, those necessary to prepare for the Company IPO and, subsequent to the Company IPO, identifying a target company for a business combination and completing such business combination.

Overview

Beginning in 1968 and over the course of 14 years, Exxon Mobil Corporation (“EM”) consolidated more than a dozen offshore federal oil leases and organized them into a streamlined production unit known as SYU. SYU consists of three offshore platforms and a wholly owned onshore processing facility located along the Gaviota Coast at Las Flores Canyon in Santa Barbara County, California. SYU’s onshore facilities and the three offshore platforms remained in continuous operation until 2015. In May 2015, a Plains Pipeline that transported produced oil from SYU experienced a leak, as further described in the section of our Form 10-K titled “Business—Pipeline 901 Incident.” The SYU platforms and facilities suspended production after the Line 901 incident, the SYU Assets were shut in and the facilities were placed in a safe state. The facilities are not currently producing oil and gas; however, all equipment remains in place in an operation-ready state, requiring ongoing inspections, maintenance and surveillance. As part of these suspension efforts, all SYU equipment was drained, flushed and purged in 2016. All hydrocarbon pipelines within SYU have been placed in a safe state and remain under regular monitoring. In 2020, Plains entered into a Consent Decree, described further in the section of our Form 10-K titled “Business—Pipeline 901 Incident,” that provides a path for a potential restart of Lines 901 and 903.

The discussion of the results of operations below does not include results from the Pipelines and the Pipelines are not included in the combined financial statements of SYU included as Exhibit 99.1 to this Current Report. Financial statements of the Pipelines have not been included because SEC guidance provides that the financial statements of recently acquired businesses such as the Pipelines need not be filed unless their omission would render SYU’s combined financial statements misleading or substantially incomplete. Based upon our quantitative and qualitative analysis, we do not believe omitting the financial statements of the Pipelines renders SYU’s combined financial statements misleading or substantially incomplete.

The combined financial statements and related notes of SYU included as Exhibit 99.1 to this Current Report reflect the assets, liabilities, revenues, expenses, and cash flows of SYU. SYU has not previously been separately accounted for as a stand-alone legal entity. The accounts are presented on a combined basis because SYU is under common control of EM. The SYU combined financial statements may not be indicative of the future performance of SYU and do not necessarily reflect what the results of operations, financial position and cash flows would have been had SYU been operated as an independent company during the periods presented and discussed herein.

Factors and Trends Impacting SYU’s Business and the Comparability of Future Financial Data of Sable Attributable to SYU to the Historical Financial Results of SYU’s Operations

Future financial data of Sable attributable to SYU may not be comparable to the historical results of operations of SYU for the periods presented due to the effects of the Business Combination and the following reasons:

Shut-in. Since May 2015, the assets have been shut in and the assets have not generated any substantial revenue. Since the shut-in the results of operations, including maintenance expenses, are not representative of what expenses will be if production is restarted as anticipated.

Crude Oil and Natural Gas Supply and Demand. Commodity price fluctuations due to inflation and other factors will directly impact our activities and results of operations over the long term after we restart production as anticipated. Generally, drilling and production activity may increase as crude oil and natural gas prices increase. The production volumes of our assets will depend on the market demand and our ability to deliver the resources to market. Commodity prices can be volatile and influenced by numerous variables beyond upstream operators’ control, including the domestic and global supply of and demand for crude oil, natural gas and NGL. Flow assurance is dependent upon adequate infrastructure to meet downstream market demands. The commodities markets as well as other supply and demand factors may also influence the selling prices of crude oil, natural gas and NGL.

Regulatory Compliance. The regulation of crude oil and natural gas production, processing and transportation by federal and state regulatory agencies has a material impact on our business. Our operations are also impacted by new regulations, which may increase the time that it takes to obtain required permits and restart production. Additionally, increased regulation of crude oil and natural gas producers in our immediate area of operation, and related water sourcing and water disposal requirements, could reduce the regional supply of crude oil and natural gas and, therefore, throughput on regional infrastructure assets.

Operation of Assets. We expect that operating expenses will increase significantly as production is restarted. Over time we project that maintenance and repairs costs will trend higher as the assets age and as the planned capital expenditure program advances. See “ —Liquidity and Capital Resources—Capital Requirements” for additional information on the planned capital expenditure program.

Public Company Expenses. Sable incurs direct, incremental G&A expense as a result of being a publicly traded company, including, but not limited to, costs associated with hiring new personnel, implementation of compensation programs that are competitive with Sable’s public company peer group, annual and quarterly reports to stockholders, tax return preparation, independent auditor fees, investor relations activities, registrar and transfer agent fees, incremental director and officer liability insurance costs, and independent director compensation. These direct, incremental G&A expenses are not included in SYU’s historical combined financial results of operations.

SYU Operational Assessment

SYU has not had any substantial revenues since the shut-in. SYU’s various operating expenses are the principal metrics used to assess its performance.

Operating Expenses

Operations and maintenance. SYU’s most significant costs to operate and maintain its assets are direct labor and supervision, power, repair and maintenance expenses, and equipment rentals. Fluctuations in commodity prices impact operating cost elements both directly and indirectly. For example, commodity prices directly impact costs such as power and fuel, which are expenses that increase (or decrease) in line with changes in commodity prices. Commodity prices also affect industry activity and demand, thus indirectly impacting the cost of items such as labor and equipment rentals.

Depreciation, depletion, amortization, and accretion. Depreciation, depletion and amortization are primarily determined under either the unit-of-production method or the straight-line method, which is based on estimated asset service life taking obsolescence into consideration. Since being shut in no depletion or amortization has been recorded for the periods presented. An immaterial amount of depreciation was reflected for idle plants in the historical financial statements. Also included in the historical financial statements is the accretion associated with SYU’s estimated asset retirement obligations (“ARO”). The ARO liabilities are initially recorded at their fair value and then are accreted using SYU’s applicable discount rate over the period for the change in their present value until the estimated retirement of the asset.

General and administrative. General and administrative (“G&A”) costs are comprised of overhead expenditures directly and indirectly associated with operating the assets. These support services include information technology, risk management, corporate planning, accounting, cash management, human resources, and other general corporate services.

General and administrative expenses that were not specifically identifiable to SYU were allocated to SYU for the period from January 1, 2020 to December 31, 2023. To calculate a reasonable allocation, aggregated historical benchmarking data from comparable companies with similar operated upstream assets was used to identify general and administrative expenses as a proportion of operating expenses. SYU may also require increased services in the future, commensurate with planned activity levels.

Taxes other than income. Management anticipates future increases in ad valorem taxes, in line with the projected restart of production.

Results of Operations

Year Ended December 31, 2023 Compared to Year Ended December 31, 2022

The following table presents selected financial data for the years ended December 31, 2023 and 2022 (dollars in thousands):

	Year Ended December 31,
	2023	2022	Change
Revenue:
Oil and gas sales	$—	$—	$—

Operating expenses:
Operations and maintenance	60,693	62,585	(1,892)
Depletion, depreciation, amortization, and accretion	21,018	20,852	166
Impairment of oil and gas properties	—	1,404,307	(1,404,307)
General and administrative	12,763	12,807	(44)

Total operating expenses	94,474	1,500,551	(1,406,077)

Loss from operations	(94,474)	(1,500,551)	1,406,077
Other income	801	1,855	(1,054)

Net loss	$(93,673)	$(1,498,696)	$1,405,023

Operations and maintenance. Operations and maintenance expenses decreased by approximately $1.9 million to approximately $60.7 million for the year ended December 31, 2023, as compared to approximately $62.6 million for year ended December 31, 2022, primarily driven by the timing of maintenance projects on SYU to maintain the operational readiness efforts of the assets. Operations and maintenance expenses are expected to increase over the next several years as production is restarted.

Depletion, depreciation, amortization, and accretion expense. Depletion, depreciation, amortization and accretion expense remained consistent at $21.0 million and $20.9 million for the years ended December 31, 2023 and 2022, respectively. SYU has been shut in since 2015 due to the Line 901 incident, and therefore no depletion or amortization has been recorded for the presented periods. The depletion, depreciation, amortization and accretion expense for the comparative periods is primarily due to accretion of the related asset retirement obligations and an immaterial amount of depreciation for idle plants. Depletion, depreciation, amortization and accretion expense is expected to increase over the next several years as production is restarted.

Impairment of oil and gas properties. EM entered into a purchase and sale agreement with Sable to sell SYU for consideration consisting of a Seller financed note payable of approximately $606.3 million and cash of $18.8 million before purchase price adjustments. Accordingly, during the year ended December 31, 2022, the SYU assets were written down to their estimated fair value resulting in an impairment of approximately $1.4 billion. No impairment was recognized during the years ended December 31, 2023.

General and administrative expense. G&A expense was approximately $12.8 million for both years ended December 31, 2023 and 2022. General and administrative expenses were allocated to SYU as a portion of certain other operating costs based on aggregated historical benchmarking data.

Year Ended December 31, 2022 Compared to Year Ended December 31, 2021

The following table presents selected financial data for the years ended December 31, 2022 and December 31, 2021 (dollars in thousands):

	Year Ended December 31,
	2022	2021	Change
Revenue:
Oil and gas sales	$—	$—	$—

Operating expenses:
Operations and maintenance	62,585	72,827	(10,242)
Depletion, depreciation, amortization, and accretion	20,852	19,384	1,468
Impairment of oil and gas properties	1,404,307	—	1,404,307
General and administrative	12,807	17,777	(4,970)

Total operating expenses	1,500,551	109,988	1,390,563

Loss from operations	(1,500,551)	(109,988)	(1,390,563)
Other income	1,855	278	1,577

Net loss	$(1,498,696)	$(109,710)	$(1,388,986)

Operations and maintenance. Operations and maintenance expenses decreased by approximately $10.2 million to approximately $62.6 million for the year ended December 31, 2022, as compared to approximately $72.8 million for the year ended December 31, 2021, primarily driven by the timing of maintenance and operational readiness activities of SYU which ramped up in the later part of 2020 and continued throughout 2021 and 2022. Operations and maintenance expenses are expected to increase over the next several years as production is restarted.

Depletion, depreciation, amortization, and accretion expense. Depletion, depreciation, amortization, and accretion expense increased by approximately $1.5 million to approximately $20.9 million for the year ended December 31, 2022, as compared to approximately $19.4 million for the year ended December 31, 2021. SYU has been shut in since 2015 due to the Line 901 incident, and therefore no depletion or amortization has been recorded for the presented periods. The depletion, depreciation, amortization and accretion expense for the comparative periods is primarily due to accretion of the related asset retirement obligations and an immaterial amount of depreciation for idle plants. The increase of $1.5 million in depletion, depreciation, amortization and accretion over the comparative periods can be attributed to increased accretion expense associated with the increase in the related asset retirement obligation liability from prior period accretion (i.e., increase over time). Depletion, depreciation, amortization, and accretion expense is expected to increase over the next several years as production is restarted.

Impairment of oil and gas properties. EM entered into a purchase and sale agreement with Sable to sell SYU for consideration consisting of a Seller financed note payable of approximately $606.3 million and cash of $18.8 million before purchase price adjustments. Accordingly, during the year ended December 31, 2022, the SYU assets were written down to their estimated fair value resulting in an impairment of approximately $1.4 billion. No impairment was recognized during the year ended December 31, 2021.

General and administrative expense. General and administrative expense decreased by approximately $5.0 million to approximately $12.8 million for the year ended December 31, 2022, as compared to approximately $17.8 million for the year ended December 31, 2021. General and administrative expenses were allocated to SYU as a portion of certain other operating costs based on aggregated historical benchmarking data. The decrease in general and administrative costs can be attributed to the decreased activities (mainly maintenance related) over the comparative periods.

Liquidity and Capital Resources

Overview

Our plans for restarting production, including restarting the existing wells and facilities and recommencing transportation through the Pipelines, will require significant capital expenditures in excess of current operational cash flow. Historically, SYU’s primary source of liquidity has been its operational cash flow and, since the shut-in, capital contributions from its parent. While SYU’s production is in the process of being restarted and prior to generating positive cash flow from production, SYU’s capital expenditure needs will be substantial and are expected to come from cash on hand. Prior to the Business Combination, Flame has approximately $62.2 million in its trust account, which are proceeds from the public stockholders and the private placement investors in connection with the Company IPO, less redemptions. Sable raised $440.2 million gross proceeds from the PIPE Investors in connection with the Business Combination. Additionally, more than $600 million of the Purchase Price will be seller-financed through a secured term loan with EM. Based on its current financial plan, Sable management expects production to restart during the third quarter of 2024, after which its operating cash flows are expected to be sufficient to service Sable’s indebtedness.

Capital Requirements

Sable anticipates start-up expenses of approximately $197 million in order to restart production during the third quarter of 2024. The expenditures will primarily be directed toward obtaining the necessary regulatory approvals and completing the pipeline repairs and bringing the shut-in assets back online during the third quarter of 2024. After production restarts, Sable management expects a rapid increase in operating cash flows that should allow Sable to fund further capital expenditures. If Sable is unable to obtain funds or provide funds as needed for the planned capital expenditure program, Sable may not be able to finance the capital expenditures necessary to restart production or sustain production thereafter.

Going Concern

Prior to the Business Combination EM funded SYU operational expenses. Since the consummation of the Business Combination, Sable Management has addressed near-term capital funding needs with the PIPE Investments and believes the Company has sufficient capital to maintain operations and complete the repairs necessary to restart production at SYU. However, the Company’s plans for production restart are contingent upon approvals from federal, state and local regulators. Additionally, if the Company’s estimates of the costs of restarting production are less than the actual amounts necessary to do so, the Company may have insufficient funds available to operate its business prior to first production and will need to raise additional capital. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, among other things, suspending repair efforts and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

Due to the remaining regulatory approvals necessary to restart production, along with the timing of ongoing construction repair efforts, substantial doubt exists about the Company’s ability to continue as a going concern. The combined financial statements included in this annual report do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that could be necessary if the Company is unable to continue as a going concern.

Cash Flows from Operations

SYU has been shut in since 2015 and therefore SYU had no production and associated revenues for the comparative periods. The net cash used in operating activities for SYU was $70.1 million and $80.4 million for the years ended December 31, 2023 and 2022, respectively. The net cash used in operating activities for SYU was $80.4 million and $78.2 million for the years ended December 31, 2022 and 2021, respectively.

The primary use of cash for SYU can be attributed to maintenance and operational readiness activities for SYU which ramped up in the later part of 2020 and continued throughout 2021, 2022 and 2023.

Future cash flow from operations for SYU will depend on our ability to bring the associated oil and gas production of the assets back online, as well as the prices of oil, NGLs and natural gas.

Investing Activities

SYU has been shut in since 2015 but has been maintained it in an operation-ready state and therefore SYU had no associated capitalized costs over the comparative periods.

Financing Activities

Net parent investment reflects the financial reporting bases of SYU’s assets and liabilities and changes due to capital contributions, distributions, and income (loss). All cash activity of EM for the periods presented were concentrated in accounts retained by EM. Accordingly, net cash activity attributable to SYU is reflected in contributions from or distributions to parent in the accompanying combined financial statements of SYU included as Exhibit 99.1 to this Current Report.

Contractual Obligations

Pursuant to the Term Loan Agreement with EM that will finance most of the Purchase Price, Sable will pay interest at ten percent (10%) per annum compounded annually, payable in arrears on January 1st of each year. At Sable’s election, accrued but unpaid interest may be deemed paid on each interest payment date by adding the amount of interest owed to the outstanding principal amount under the Term Loan Agreement.

Pursuant to the Transition Services Agreement with EM, EM will provide to Sable certain operational, accounting, cash management, information technology and other general transition services with respect to the Assets (as such term is defined in the Sable-EM Purchase Agreement) for three months following the Closing Date.

Additional obligations include the performance of ARO as referenced under “Critical Accounting Policies and Estimates—Asset Retirement Obligations” below and as referenced in Note 3, “Summary of Significant Accounting Policies—Asset Retirement Obligations” of the combined financial statements of SYU included as Exhibit 99.1 to this Current Report.

Off Balance Sheet Arrangements

As of December 31, 2023, SYU has no off-balance sheet arrangements.

Quantitative and Qualitative Disclosure About Market Risk

Sable is exposed to various market risks, including the effects of adverse changes in commodity prices and credit risk as described below.

Commodity Price Risk

Currently all of Sable’s commercial contracts are fee-based or fixed, with no direct commodity price exposure to oil, natural gas or NGL. However, Sable will be directly exposed to adverse changes in commodity prices as soon as production is restarted.

Credit Risk

Sable is or is expected to be subject to risks of loss resulting from nonpayment or nonperformance by, or the insolvency or liquidation of, potential third-party customers or derivative counterparties. Any increase in the nonpayment and nonperformance by, or the insolvency or liquidation of, Sable’s customers or counterparties could adversely affect its results of operations.

Other Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and the war in Ukraine and has concluded that while it is reasonably possible that these risks and uncertainties could have a negative effect on our financial position and results of operations, the specific impact is not readily determinable at this time. SYU’s combined financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Critical Accounting Policies and Estimates

The preparation of combined financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the combined financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates.

Property, Plant and Equipment.

Cost Basis. Oil and gas producing activities of SYU are accounted for under the successful efforts method of accounting. Under this method, costs are accumulated on a field-by-field basis. Costs incurred to purchase, lease, or otherwise acquire a property (whether unproved or proved) are capitalized when incurred. Exploratory well costs are carried as an asset when the well has found a sufficient quantity of resources to justify its completion as a producing well and where sufficient progress assessing the resources and the economic and operating viability of the project is being made. Exploratory well costs not meeting these criteria are charged to expense. Other exploratory expenditures, including geophysical costs and annual lease rentals, are expensed as incurred. Development costs, including costs of productive wells and development dry holes, are capitalized.

Other Property and Equipment. Other property and equipment primarily consist of onshore midstream facilities and is depreciated over the life of the asset. Due to the nature of the other property and equipment, it is presented with oil and gas properties in the combined financial statements.

Depreciation, Depletion and Amortization. Depreciation, depletion and amortization are primarily determined under either the unit-of-production method or the straight-line method, which is based on estimated asset service life taking obsolescence into consideration.

Acquisition costs of proved properties are amortized using a unit-of-production method, computed on the basis of total proved oil and natural gas reserve volumes. Capitalized exploratory drilling and development costs associated with productive depletable extractive properties are amortized using the unit-of-production rates based on the amount of proved developed resources of oil and gas that are estimated to be recoverable from existing facilities using current operating methods. Under the unit-of-production method, oil and natural gas volumes are considered produced once they have been measured through meters at custody transfer or sales transaction points at the outlet valve on the lease or field storage tank.

Investments in midstream equipment are generally depreciated on a straight-line basis over a 39-year life. Maintenance and repairs, including planned major maintenance, are expensed as incurred. Major renewals and improvements are capitalized and the assets replaced are retired.

SYU has been shut in since 2015 due to a pipeline incident but has been maintained by EM to preserve it in an operation-ready state and thus no depletion has been recorded for the periods presented.

Impairment Assessment. The SYU assets are tested for recoverability on an ongoing basis whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. Among the events or changes in circumstances which could indicate that the carrying value of an asset or asset group may not be recoverable are the following:

•	a significant decrease in the market price of a long-lived asset;

•

a significant adverse change in the extent or manner in which an asset is being used or in its physical condition, including a significant decrease in current and projected resource or reserve volumes;

•	a significant adverse change in legal factors or in the business climate that could affect the value, including an adverse action or assessment by a regulator;

•	an accumulation of project costs significantly in excess of the amount originally expected; and

•	a current-period operating loss combined with a history and forecast of operating or cash flow losses.

The SYU assets undergo a process that monitors for indicators of potential impairment throughout the year. This process is aligned with the requirements of ASC 360 and ASC 932. Asset valuation analysis, profitability reviews and other periodic control processes assist in assessing whether events or changes in circumstances indicate the carrying amounts of any of the assets may not be recoverable.

If events or changes in circumstances indicate that the carrying value of an asset may not be recoverable, management estimates the future undiscounted cash flows of the affected properties to judge the recoverability of carrying amounts. In performing this assessment, assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. Cash flows used in recoverability assessments are based on assumptions which are developed by management and are consistent with the criteria management uses to evaluate investment opportunities. These evaluations make use of assumptions of future capital allocations, crude oil and natural gas commodity prices including price differentials, refining and chemical margins, volumes, and development and operating costs. Volumes are based on projected field and facility production profiles, throughput, or sales. Management’s estimate of upstream production volumes used for projected cash flows makes use of proved reserve quantities and may include risk-adjusted unproved reserve quantities.

An asset group is impaired if its estimated undiscounted cash flows are less than the asset group’s carrying value. Impairments are measured by the amount by which the carrying value exceeds fair value. The assessment of fair value is based upon the views of a likely market participant. The principal parameters used to establish fair value include estimates of acreage values and flowing production metrics from comparable market transactions, market-based estimates of historical cash flow multiples, and discounted cash flows. Inputs and assumptions used in discounted cash flow models include estimates of future production volumes, throughput and product sales volumes, commodity prices which are consistent with the average of third-party industry experts and government agencies, refining and chemical margins, drilling and development costs, operating costs and discount rates which are reflective of the characteristics of the asset group.

Impairment assessment is further disclosed in Note 3 to the combined financial statements of SYU included as Exhibit 99.1 to this Current Report.

Asset Retirement Obligations. SYU is subject to retirement obligations for certain assets. The fair values of these obligations are recorded as liabilities on a discounted basis, which is typically at the time the assets are installed. In the estimation of fair value, SYU uses assumptions and judgments regarding such factors as the existence of a legal obligation for an asset retirement obligation, technical assessments of the assets, estimated amounts and timing of settlements, discount rates, and inflation rates. Asset retirement obligations are disclosed in Note 3 to the combined financial statements of SYU included as Exhibit 99.1 to this Current Report.

Emerging Growth Company; Smaller Reporting Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it has elected to comply with certain reduced public company reporting requirements. Sable is expected to be an emerging growth company after the Closing and could remain an emerging growth company until the last day of the fiscal year following the fifth anniversary of the completion of the Company IPO. However, if (a) Sable’s total annual gross revenue exceed $1.235 billion, (b) Sable is deemed to be a large accelerated filer, which means the market value of Common Stock that is held by non-affiliates exceeds $700.0 million as of the end of the prior fiscal year’s second fiscal quarter, or (c) Sable’s non-convertible debt issued within a three-year period exceeds $1.0 billion, Sable would cease to be an emerging growth company as of the following fiscal year.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K and Sable is expected to be a smaller reporting company. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. Sable will be a smaller reporting company until the last day of any fiscal year for so long as either (1) the market value of Common Stock held by non-affiliates did not exceed $250 million as of the prior June 30, or (2) Sable’s annual revenues did not exceed $100 million during such completed fiscal year and the market value of Common Stock held by non-affiliates did not exceed $700 million as of the prior June 30.

Recently Issued Accounting Standards Not Yet Adopted

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on SYU’s combined financial statements.

Internal Controls and Procedures

Sable is not currently required to comply with the SEC’s rules implementing Section 404 of the Sarbanes-Oxley Act of 2002. However, Sable will be required to make a formal assessment of the effectiveness of its internal control over financial reporting on SOX 404(a) for the year ending December 31, 2024. As Sable’s revenues for the year ended December 31, 2023 are less than $100 million, Sable’s SOX 404(b) requirements will depend on whether it will qualify as an accelerated or non-accelerated filer measured as of June 30, 2025 for its Annual Form 10-K for the year ending December 31, 2025.

Inflation

Inflation in the United States has been relatively low in recent years in the economy as a whole but relatively high in recent months. The upstream oil and gas industry’s labor and material costs have increased substantially in recent years and recent months. The impact of inflation may substantially increase the cost to acquire or replace property, plant, and equipment and may substantially increase the costs of labor and supplies. To the extent permitted by competition, regulation and Sable’s agreements, increased inflation costs will be passed to customers in the form of higher costs.